SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 2)

                                  AT ROAD, INC.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    04648K105
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                               Sean Caplice, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 95025
                                 (650) 321-2400

                                   May 5, 2004
             (Date of Event Which Requires Filing of This Statement)

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          U.S. Venture Partners V, L.P. ("USVP V")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    3,923,586 shares, except that Presidio
                                    Management Group V, L.L.C. ("PMG V"), the
                                    general partner of USVP V, may be deemed to
                                    have sole voting power with respect to such
                                    shares, and Irwin Federman ("Federman"),
                                    Steven M. Krausz ("Krausz"), Stuart G.
                                    Phillips ("Phillips"), Jonathan D. Root
                                    ("Root ") and Philip M. Young ("Young"), the
                                    managing members of PMG V, may be deemed to
                                    have shared voting power with respect to
                                    such shares.
     NUMBER OF            ------------------------------------------------------
       SHARES             (8)       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                      See response to row 7.
        EACH              ------------------------------------------------------
     REPORTING            (9)       SOLE DISPOSITIVE POWER
       PERSON
        WITH                        3,923,586 shares, except PMG V, the general
                                    partner of USVP V, may be deemed to have
                                    sole dispositive power with respect to such
                                    shares, and Federman, Krausz, Phillips, Root
                                    and Young, the managing members of PMG V,
                                    may be deemed to have shared dispositive
                                    power with respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          3,923,586
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          7.3%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          USVP V International, L.P. ("V Int'l")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Cayman Islands
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    217,978 shares, except that PMG V, the
                                    general partner of V Int'l, may be deemed to
                                    have sole voting power with respect to such
                                    shares, and Federman, Krausz, Phillips, Root
                                    and Young, the managing members of PMG V,
                                    may be deemed to have shared voting power
                                    with respect to such shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      217,978 shares, except that PMG V, the
                                    general partner of V Int'l, may be deemed to
                                    have sole dispositive power with respect to
                                    such shares, and Federman, Krausz, Phillips,
                                    Root and Young, the managing members of PMG
                                    V, may be deemed to have shared dispositive
                                    power with respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          217,978
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.4%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          USVP V Entrepreneur Partners, L.P. ("EP V")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    95,910 shares, except that PMG V, the
                                    general partner of EP V, may be deemed to
                                    have sole voting power with respect to such
                                    shares, and Federman, Krausz, Phillips, Root
                                    and Young, the managing members of PMG V,
                                    may be deemed to have shared voting power
                                    with respect to such shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      95,910 shares, except that PMG V, the
                                    general partner of EP V, may be deemed to
                                    have sole dispositive power with respect to
                                    such shares, and Federman, Krausz, Phillips,
                                    Root and Young, the managing members of PMG
                                    V, may be deemed to have shared dispositive
                                    power with respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          95,910
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.2%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          2180 Associates Fund V, L.P. ("2180 V")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    122,067 shares, except that PMG V, the
                                    general partner of 2180 V, may be deemed to
                                    have sole voting power with respect to such
                                    shares, and Federman, Krausz, Phillips, Root
                                    and Young, the managing members of PMG V,
                                    may be deemed to have shared voting power
                                    with respect to such shares.
                          ------------------------------------------------------
       NUMBER OF          (8)       SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  See response to row 7.
        OWNED BY          ------------------------------------------------------
          EACH            (9)       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     122,067 shares, except that PMG V, the
          WITH                      general partner of 2180 V, may be deemed to
                                    have sole dispositive power with respect to
                                    such shares, and Federman, Krausz, Phillips,
                                    Root and Young, the managing members of PMG
                                    V, may be deemed to have shared dispositive
                                    power with respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          122,067
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.2%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Presidio Management Group V, L.L.C. ("PMG V")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    4,359,541 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V and 122,067 are
                                    directly owned by 2180 V. PMG V is the
                                    general partner of USVP V, V Int'l, EP V and
                                    2180 V and may be deemed to have sole voting
                                    power with respect to such shares, and
                                    Federman, Krausz, Phillips, Root and Young,
                                    the managing members of PMG V, may be deemed
                                    to have shared voting power with respect to
                                    such shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      4,359,541 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V and 122,067 are
                                    directly owned by 2180 V. PMG V is the
                                    general partner of USVP V, V Int'l, EP V and
                                    2180 V and may be deemed to have sole
                                    dispositive power with respect to such
                                    shares, and Federman, Krausz, Phillips, Root
                                    and Young, the managing members of PMG V,
                                    may be deemed to have shared dispositive
                                    power with respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          4,359,541
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          8.1%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
1)                        NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          U.S. Venture Partners VII, L.P. ("USVP VII")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,833,128 shares, except that Presidio
                                    Management Group VII, L.L.C. ("PMG VII"),
                                    the general partner of USVP VII, may be
                                    deemed to have sole voting power with
                                    respect to such shares, and Federman,
                                    Winston S. Fu ("Fu"), Krausz, David Liddle
                                    ("Liddle"), Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have a shared voting power with respect
                                    to such shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,833,128 shares, except PMG VII, the
                                    general partner of USVP VII, may be deemed
                                    to have sole dispositive power with respect
                                    to such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have a shared dispositive power with
                                    respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          1,833,128
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.4%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares, except that PMG VII, the
                                    general partner of EP VII-A, may be deemed
                                    to have sole voting power with respect to
                                    such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared voting power with respect to
       NUMBER OF                    such shares.
         SHARES           ------------------------------------------------------
      BENEFICIALLY        (8)       SHARED VOTING POWER
        OWNED BY
          EACH                      See response to row 7.
       REPORTING          ------------------------------------------------------
         PERSON           (9)       SOLE DISPOSITIVE POWER
          WITH
                                    19,095 shares, except that PMG VII, the
                                    general partner of EP VII-A, may be deemed
                                    to have sole dispositive power with respect
                                    to such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared dispositive power with
                                    respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          19,095
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares, except that PMG VII, the
                                    general partner of EP VII-B, may be deemed
                                    to have sole voting power with respect to
                                    such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared voting power with respect to
       NUMBER OF                    such shares.
         SHARES           ------------------------------------------------------
      BENEFICIALLY        (8)       SHARED VOTING POWER
        OWNED BY
          EACH                      See response to row 7.
       REPORTING          ------------------------------------------------------
         PERSON           (9)       SOLE DISPOSITIVE POWER
          WITH
                                    19,095 shares, except that PMG VII, the
                                    general partner of EP VII-B, may be deemed
                                    to have sole dispositive power with respect
                                    to such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared dispositive power with
                                    respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          19,095
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          2180 Associates Fund VII, L.P. ("2180 VII")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    38,191 shares, except that PMG VII, the
                                    general partner of 2180 VII, may be deemed
                                    to have sole voting power with respect to
                                    such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared voting power with respect to
       NUMBER OF                    such shares.
         SHARES           ------------------------------------------------------
      BENEFICIALLY        (8)       SHARED VOTING POWER
        OWNED BY
          EACH                      See response to row 7.
       REPORTING          ------------------------------------------------------
         PERSON           (9)       SOLE DISPOSITIVE POWER
          WITH
                                    38,191 shares, except that PMG VII, the
                                    general partner of 2180 VII, may be deemed
                                    to have sole dispositive power with respect
                                    to such shares, and Federman, Fu, Krausz,
                                    Liddle, Phillips, Root and Young, the
                                    managing members of PMG VII, may be deemed
                                    to have shared dispositive power with
                                    respect to such shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          38,191
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.1%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Presidio Management Group VII, L.L.C. ("PMG VII")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. PMG VII is the
                                    general partner of USVP VII, EP VII-A, EP
                                    VII-B and 2180 VII and may be deemed to have
                                    sole voting power with respect to such
                                    shares, and Federman, Fu, Krausz, Liddle,
                                    Phillips, Root and Young, the managing
                                    members of PMG VII, may be deemed to have
                                    shared voting power with respect to such
                                    shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. PMG VII is the
                                    general partner of USVP VII, EP VII-A, EP
                                    VII-B and 2180 VII and may be deemed to have
                                    sole voting power with respect to such
                                    shares, and Federman, Fu, Krausz, Liddle,
                                    Phillips, Root and Young, the managing
                                    members of PMG VII, may be deemed to have
                                    shared dispositive power with respect to
                                    such shares.
                          ------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                                    See response to row 9.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          1,909,509
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Irwin Federman ("Federman")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    65,924 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Federman is a managing member of both
                                    PMG V, the general partner of USVP V, V
                                    Int'l, EP V and 2180 V, and PMG VII, the
                                    general partner of USVP VII, EP VII-A, EP
       NUMBER OF                    VII-B and 2180 VII, and may be deemed to
         SHARES                     have shared voting power with respect to
      BENEFICIALLY                  such shares.
        OWNED BY          ------------------------------------------------------
          EACH            (9)       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     65,924 shares.
          WITH            ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Federman is a managing member of both
                                    PMG V, the general partner of USVP V, V
                                    Int'l, EP V and 2180 V, and PMG VII, the
                                    general partner of USVP VII, EP VII-A, EP
                                    VII-B and 2180 VII, and may be deemed to
                                    have shared dispositive power with respect
                                    to such shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          6,334,974
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          11.8%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Winston S. Fu  ("Fu")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. Fu is a managing
                                    member of PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII,
                                    and may be deemed to have shared voting
                                    power with respect to such shares.
       NUMBER OF          ------------------------------------------------------
         SHARES           (9)       SOLE DISPOSITIVE POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            ------------------------------------------------------
       REPORTING          (10)      SHARED DISPOSITIVE POWER
         PERSON
          WITH                      1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. Fu is a managing
                                    member of PMG VII, the general partner of
                                    USVP VII, EP VII-A, EP VII-B and 2180 VII,
                                    and may be deemed to have shared dispositive
                                    power with respect to such shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          1,909,509
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Steven M. Krausz ("Krausz")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    38,131 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Krausz is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
       NUMBER OF                    partner of USVP VII, EP VII-A, EP VII-B and
         SHARES                     2180 VII, and may be deemed to have shared
      BENEFICIALLY                  voting power with respect to such shares.
        OWNED BY          ------------------------------------------------------
          EACH            (9)       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     38,131 shares.
          WITH            ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Krausz is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII and may be deemed to have shared
                                    dispositive power with respect to such
                                    shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          6,307,181
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          11.7%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          David Liddle ("Liddle")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. Liddle is a
                                    managing member of PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared
                                    voting power with respect to such shares.
                                    Note: Liddle is married to Ruthann Quindlen
                                    who is a managing director of Institutional
                                    Venture Management VIII, L.L.C. ("IVM"). IVM
                                    also has an ownership interest in At Road,
                                    Inc. Liddle's spouse may be deemed a
                                    beneficial owner of the IVM and related
                                    entities' reported shares, but Liddle
       NUMBER OF                    disclaims beneficial ownership in the
         SHARES                     shares, except to the extent of any indirect
      BENEFICIALLY                  pecuniary interest therein held by his
        OWNED BY                    spouse
          EACH            ------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares.
                          ------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509 shares, of which 1,833,128 are
                                    directly owned by USVP VII, 19,095 are
                                    directly owned by EP VII-A, 19,095 are
                                    directly owned by EP VII-B and 38,191 are
                                    directly owned by 2180 VII. Liddle is a
                                    managing member of PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared
                                    dispositive power with respect to such
                                    shares. See Note in Row 8.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          1,909,509
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Stuart G. Phillips ("Phillips")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    84,977 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Phillips is a managing member of both
                                    PMG V, the general partner of USVP V, V
                                    Int'l, EP V and 2180 V, and PMG VII, the
                                    general partner of USVP VII, EP VII-A, EP
                                    VII-B and 2180 VII, and may be deemed to
       NUMBER OF                    have shared voting power with respect to
         SHARES                     such shares.
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          (9)       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                    84,977 shares.
         PERSON           ------------------------------------------------------
          WITH            (10)      SHARED DISPOSITIVE POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Phillips is a managing member of both
                                    PMG V, the general partner of USVP V, V
                                    Int'l, EP V and 2180 V, and PMG VII, the
                                    general partner of USVP VII, EP VII-A, EP
                                    VII-B and 2180 VII, and may be deemed to
                                    have shared dispositive power with respect
                                    to such shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          6,354,027
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          11.8%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Jonathan D. Root ("Root")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    15,888 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Root is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
       NUMBER OF                    2180 VII, and may be deemed to have shared
         SHARES                     voting power with respect to such shares.
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          (9)       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                    15,888 shares.
         PERSON           ------------------------------------------------------
          WITH            (10)      SHARED DISPOSITIVE POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B and 38,191 are directly owned by 2180
                                    VII. Root is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared
                                    dispositive power with respect to such
                                    shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          6,284,938
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          11.7%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04648K105                                13 D

--------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY)

                          Philip M. Young ("Young")
--------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
(3)                       SEC USE ONLY

--------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          PF
--------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

--------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
--------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    85,923 shares.
                          ------------------------------------------------------
                          (8)       SHARED VOTING POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B, and 38,191 are directly owned by 2180
                                    VII. Young is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
       NUMBER OF                    2180 VII, and may be deemed to have shared
         SHARES                     voting power with respect to such shares.
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          (9)       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                    85,923 shares.
         PERSON           ------------------------------------------------------
          WITH            (10)      SHARED DISPOSITIVE POWER

                                    6,269,050 shares, of which 3,923,586 are
                                    directly owned by USVP V, 217,978 are
                                    directly owned by V Int'l, 95,910 are
                                    directly owned by EP V, 122,067 are directly
                                    owned by 2180 V, 1,833,128 are directly
                                    owned by USVP VII, 19,095 are directly owned
                                    by EP VII-A, 19,095 are directly owned by EP
                                    VII-B, and 38,191 are directly owned by 2180
                                    VII. Young is a managing member of both PMG
                                    V, the general partner of USVP V, V Int'l,
                                    EP V and 2180 V, and PMG VII, the general
                                    partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared
                                    dispositive power with respect to such
                                    shares.
--------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON

                          6,354,973
--------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                          CERTAIN SHARES*                                    [ ]

--------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          11.8%
--------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No.1 amends the original Statement on Schedule 13D previously filed by the Reporting Persons, and is filed to primarily reflect the disposition of Common Stock of the Issuer and the change aggregate ownership of the Reporting Persons. Only those items to which there has been a change are included in this Amendment No. 2.

ITEM 4. PURPOSE OF TRANSACTION. The Reporting Persons disposed of Common Stock of the Issuer in a distribution reported on Form 4. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of the Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or may distribute the shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) See Rows 11 and 13 for each Reporting Person.

         (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing; Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 12, 2004

U.S. Venture Partners V, L.P.            /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

USVP V International, L.P.               /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.       /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

2180 Associates Fund V, L.P.             /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

By Presidio Management Group V, L.L.C.   /s/ Michael Maher
A Delaware Limited Liability Company     ---------------------------------------
                                         Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

U.S. Venture Partners VII, L.P.          /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

USVP Entrepreneur Partners VII-A         /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

USVP Entrepreneur Partners VII-B         /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

2180 Associates Fund VII, L.P.           /s/ Michael Maher
By Presidio Management Group V, L.L.C.   ---------------------------------------
Its General Partner                      Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

Presidio Management Group VII, L.L.C.    /s/ Michael Maher
A Delaware Limited Liability Company     ---------------------------------------
                                         Signature

                                         Michael Maher
                                         Chief Financial Officer/
                                         Attorney-In-Fact

Irwin Federman                           /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

Winston S. Fu                            /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

Steven M. Krausz                         /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

David Liddle                             /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

Stuart G. Phillips                       /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

Jonathan D. Root                         /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

Philip M. Young                          /s/ Michael Maher
                                         ---------------------------------------
                                         Michael Maher
                                         Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                          ---------------
Exhibit A: Agreement of Joint Filing                                    23
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            24

                                    EXHIBIT A

                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of At Road, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.